Exhibit 5.1

McCarthy Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver BC V6E 0C5 Canada Tel: 604-643-7100 Fax: 604-643-7900

May 9, 2023

Ritchie Bros. Auctioneers Incorporated
Two Westbrook Corporate Center
Suite 500
Westchester, Illinois
60154

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8 of Ritchie Bros. Auctioneers Incorporated

We have acted as Canadian counsel to Ritchie Bros. Auctioneers Incorporated (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the following common shares of the Company (“Common Shares”):

(a)
9,355,000 Common Shares (the “Award Shares”) reserved for allotment out of the authorized but unissued share capital of the Company for equity awards granted under the Company’s 2023 Share Incentive Plan (the “2023 Plan”), which 2023 Plan was approved by the board of directors of the Company (the “Board”) on April 3, 2023 and approved by the shareholders of the Company on May 8, 2023; and

(b)
3,000,000 Common Shares (the “ESPP Shares”) reserved for allotment out of the authorized but unissued share capital of the Company for issuance to eligible employees pursuant to the terms and conditions of the Company’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”), which 2023 ESPP was approved by the Board on April 3, 2023 and approved by the shareholders of the Company on May 8, 2023.

In connection with giving this opinion, we have examined the Registration Statement (including the exhibits thereto), the 2023 Plan, and the 2023 ESPP.  We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below.  With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction.  We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that:

(i)	the Award Shares, when issued by the Company in accordance with the terms and conditions of the 2023 Plan and the applicable awards agreements; and

(ii)	the ESPP Shares, when issued by the Company in accordance with the terms and conditions of the 2023 ESPP,

will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof.  We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours very truly,
/s/ McCarthy Tétrault LLP